Exhibit 10.29

CONTRACT

Contract Number	VSG-2001-002

Between

LOCKHEED MARTIN [LOGO]

Lockheed Martin Services, Inc.

Lockheed Martin Space Operations

And

VARITEK [LOGO]

Varitek Industries, Inc.

For

VARILINK PHASE I AND PHASE II

PROPRIETARY NOTICE

The information contained herein is proprietary to Lockheed Martin Services, Inc., is to be used by Varitek Industries, Inc. solely for the purpose of this Contractual relationship, and shall not be disclosed in whole or in part to any other party without the prior written permission of Lockheed Martin Services, Inc.

LOCKHEED MARTIN [LOGO]	VARITEK [LOGO]

PREAMBLE

THIS CONTRACT, made as of the 16th day of August, 2001, by and between VARITEK INDUSTRIES, INC. (hereinafter called “VATK” or “Buyer”), a company organized and existing under the laws of the State of Texas, U.S.A. and having its principal place of business at 8748 Clay Road, Suite 308, Houston, Texas 77080, and LOCKHEED MARTIN SERVICES, INC., (hereinafter called “LMSI” or “Seller”) a corporation organized and existing under the laws of the State of Delaware, U.S.A. and having a place of business at 2339 Route 70 West, Cherry Hill, New Jersey 08358, acting by and through its LOCKHEED MARTIN SPACE OPERATIONS (hereinafter called “LMSO”) business, with a principal office at 2625 Bay Area Blvd, Houston, Texas 77058. The Buyer and Seller may hereinafter be referred to individually as a “Party” and collectively as the “Parties”).

WITNESSES THAT:

WHEREAS, Buyer has the need to procure Engineering Services and

WHEREAS, Seller is willing to supply said Engineering Services;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties hereby agree as follows:

Article 1. Scope of Work

A.	Seller shall provide its best efforts to deliver to the Buyer the Engineering Services as set forth in Article 2 of this Contract

B.	The Seller shall provide engineering services on a level of effort basis to support the Buyer’s Phase I product launch to market and produce improvements toward a Phase II product. Any specific task requested outside this support will be evaluated on a case-by-case basis. (Added by Modification No. 3).

C.	Seller shall provide two office spaces at 3700 Bay Area Boulevard to include full service of common areas, janitorial services, reproduction equipment, utilities, security services, IT support, and local and long distance telephone service to the Buyer from March 1 through August 31, 2002. (Added by Modification No. 3)

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Article 2. Contract Price

A.	The Seller shall deliver Engineering Services to the Buyer at the time and material rates specified below. These rates will remain firm during the period of this contract.

Basis	Description	Hourly Rate
Time and Materials (T&M)	System Definition System Implementation (Ph I) System Implementation (Ph II) (Added by Modification No. 3)	$90.00 (USD) $95.00 (USD) $125.00 (USD)

Basis	Description	Reimbursement Rate
Travel and Expenses (T&E)	Travel and Expenses Required travel between Principal Offices of Buyer and Seller in fulfillment of Engineering Services	$0.345 per mile plus 7% administrative rate

Basis	Description	Reimbursement Rate
Travel and Expenses (T&E)	Travel and Expenses Required travel other than between Principal Offices of Buyer and Seller in fulfillment of Engineering Services	Reasonable and Actual Expenses, plus 7% administrative rate

Basis	Description	Reimbursement Rate
Change Requests (Added by Modification No. 1)	Additional Labor, Material, and Travel as Submitted and Approved through Feb 4, 2002	$296,924.00

Basis	Description	Reimbursement Rate
Change Requests (Added by Modification No. 2)	Additional Labor, Material, and Travel as Submitted and Approved through Mar 5, 2002	$189,352.00

B.	There are no material costs included in the above prices. Material estimated to be valued $100,000.00 and below will be coordinated by e-mail with the Buyer. Material estimated to be in excess of $100,000.00 shall require formal notification be provided for Buyer’s approval. Material purchases in excess of $10,000 shall be paid by Buyer in advance of procurement by Seller. (Added by Modification No. 3)

C.	The estimated value of this contract through April 30, 2003, is:

Labor, Travel, and Material: August 20, 2001, through May 5, 2002	$3,213,600.00
Labor, Travel, and Material: May 6, 2002, through April 30, 2003	$2,000,000.00
Total Estimated Contract Value	$5,213,600.00

(Added by Modification No. 3)

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D.	The Parties agree to meet every four (4) months during the performance period of the contract (through April 30, 2003) to evaluate warranted changes to current contract terms. Mutually agreed changes will be based on changes in the operating environment such as any significant change to the skill mix of the ES team, to Varitek’s financial position, and to other events that have a direct effect on contract terms and conditions. All changes will be formalized with a bilateral modification to this contract. (Added by Modification No. 3)

Article 3. Taxes

Seller shall be responsible for payment of all U.S. taxes as included in the Contract Price in Article 2.

Article 4. Delivery

A.	The period of performance for the System Definition Phase is scheduled to be August 20, through October 4, 2001.

B.	The period of performance for the System Implementation (Phase I) is scheduled to be October 4, 2001, through May 5, 2002. (Extended by Modification No. 1, Changed by Modification No. 3)

C.	The period of performance for System Implementation (Phase II) is scheduled to be May 6, 2002, through April 30, 2003. (Added by Modification No. 3)

D.	Any deliverables will be provided to the Buyer’s location as provided below:

Buyer(s) Location

Varitek Industries, Inc.

8748 Clay Road, Suite 308

Houston, Texas 77080

Attention: Mr. Barth Loney

Article 5. Payment

A.	Payments shall be made monthly at the rates stipulated in Article 3 based upon invoices for the actual hours delivered for the preceding month plus any travel or

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material authorized by the Buyer. All payments shall be made in US Dollars. All payments shall be net 30 days after receipt of the invoice by the Buyer either by mail or electronically, as follows:

By Mail/Check	By Electronic Funds Transfer
Accounts Receivable	CitiBank, N. A.
Lockheed Martin Services, Inc.	ABA #0210-00089
2339 Route 70 West	Lockheed Martin Space Mission Systems and Services
Cherry Hill, NJ 08358-0001	Account #4070-9612

B.	The following payment schedule is effective April 1, through October 1, 2002:

Date of Payment	Principal Payment

4/1/2002	$100,000.00

5/9/2002	$100,000.00

5/13/2002	$520,000.00

5/31/2002	$300,000.00

7/1/2002	$300,000.00

8/1/2002	$300,000.00

9/2/2002	$300,000.00

10/1/2002	$300,000.00

C.	Any payment not received within thirty days after receipt of invoice will accrue interest at the rate of one and a quarter percent (1.25%) per thirty-day period from date of invoice to date of receipt of payment. (Added by Modification No. 3)

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Article 6. Inspection and Final Acceptance

A.	Inspection – Buyer, or its designated representative (which representative shall be subject to Seller’s reasonable prior approval), shall have the right to inspect Seller’s performance on a non-interference basis with prior notice during normal business hours.

B.	Final Acceptance – Final Acceptance of the Varilink System Implementation shall be deemed to occur after successful completion of the performance of the required tasks and Seller’s written notification to Buyer upon successful completion of performance.

Article 7. Access to Work

A.	For the purpose of observing Seller’s performance hereunder, Seller shall afford reasonable access to all work in process under this Contract on a non-interference basis at Seller’s or its Major Subcontractors’ facilities to a limited number of Buyer’s personnel or Buyer’s consultant(s), provided that Seller is able to first reasonably approve any such consultant(s). In consideration therefore, Buyer agrees that all Buyer’s personnel and consultants will adhere to Seller’s procedures, including without limitation all safety and security measures and any restrictions required by the U.S. Government regarding export controls.

B.	Information of any nature disclosed to Buyer pursuant to this Article shall be deemed proprietary information subject to the restrictions on use and disclosure set forth in Article 10 of this Contract.

Article 8. Excusable Delays

A.	Without limiting any other provision specifying what constitutes an excusable delay under this Contract, acts of God; acts of any government in its sovereign or contractual capacity, but not limited to government priorities, allocations regulations or orders affecting materials or facilities, fires; floods; snowstorms; earthquakes; epidemics; quarantine restrictions; wars, riots, rebellions, insurrections or civil unrest; freight embargoes, strikes or other work stoppages; or any other events which cause failure or delay to perform hereunder and in every case are beyond the reasonable control and without the fault or negligence of Seller or its subcontractors hereunder, shall constitute an excusable delay. In the event of a delay resulting from any of the above causes, Seller shall be entitled to an equitable adjustment in the Contract price and delivery schedule.

B.	The Seller shall promptly notify the Buyer in writing within a reasonable time after the occurrence of an excusable delay event specified in paragraph A of this Article. Thereafter, the Seller shall provide written documentation specifying the cause of the delay. A notice of a claim for equitable adjustment of any affected

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delivery dates and Contract price shall be given in writing within sixty (60) calendar days from the date the event causing the excusable delay ceases to exist.

C.	The Seller shall use reasonable efforts to mitigate the delaying effect of any excusable delay event under this Contract, but the Seller need not, for example, settle strikes or other work stoppages on terms that it considers unfavorable to it. The Seller shall keep the Buyer informed about the status of any continuing excusable delay event.

Article 9. Data Rights

A.	Upon Seller’s delivery of system and Buyer’s payment of total contract value, all source code and engineering drawings will be provided to Buyer. Buyer shall own exclusively any data, licenses, patents, and other intellectual property developed under this contract. (Added by Modification No. 1)

B.	Nothing in this Contract shall convey to Buyer a license under any patent rights or other intellectual property rights owned or controlled by Seller. Any product related information or sensitive proprietary information supplied by Seller shall remain Seller’s property and shall be held in confidence by Buyer. Buyer may reproduce Seller’s data for internal use only within Buyer’s organization. The release of Seller’s data to a third party is prohibited. Buyer shall maintain adequate procedures for control and protection of said data in accordance herewith. A copy of such procedure shall be provided to Seller upon request. Buyer shall also maintain adequate records relating to the location and use of Seller’s data. These records shall include, without limitation, physical location of data; names of individuals who have had access to such data, including the purpose for such access; and an accounting of the reproductions which have been made of such data, the physical location thereof, and the reason therefore. These records shall be made available to Seller for examination and audit at reasonable times at Buyer’s facility. Buyer shall provide the same degree of protection to data provided orally as is required for written or pictorial data.

Article 10. Disclosure and Use of Information by the Parties

A.	If documents supplied by one Party to the other are marked with a proprietary legend, the receiving Party shall take all necessary steps to ensure that the documents and contents of such documents are not disclosed to any person other than a person employed or engaged by the receiving Party, whether under subcontract or otherwise, for the performance of this Contract. Any such document supplied hereunder shall be returned to the disclosing Party together with any copies thereof promptly upon written request of the disclosing Party, except for one copy to be retained for legal purposes.

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All previous documentation created or generated by Varitek Industries, Inc. prior to Contract award, whether or not specifically marked with a proprietary legend, shall be afforded the same protections and handling as documents provided by Varitek Industries, Inc. that are specifically marked with a proprietary legend. Whenever the receiving Party makes copies of such proprietary documents for performance of work covered by this Contract, the receiving Party shall mark each such copy as proprietary to the disclosing Party. In no event shall Buyer release or disclose such proprietary information to a competitor of Seller’s.

B.	Any disclosure to any person permitted under paragraph A. above shall be made under the same conditions that apply to the initial disclosure and shall extend only so far as may be necessary for purposes of performance of this Contract. Any such disclosure to a person other than an employee of the receiving Party shall be made pursuant to a written confidential disclosure agreement or with prior written approval of the disclosing Party. Buyer hereby approves disclosure for the purpose of Seller’s subcontracting hereunder.

C.	Except with the written consent of the disclosing Party, the receiving Party shall not make use of any proprietary document (or the proprietary information contained therein) described in paragraph A of this Article other than for purposes of performance of this Contract.

D.	The obligations and restrictions imposed by this Article shall not apply to information:

(1)	that is or becomes available to the public from a source other than the receiving Party and without breach of this Contract;
(2)	that is authorized for release in writing by the disclosing Party;

(3)	that is lawfully obtained by the receiving Party without restriction from a third party;

(4)	that is known by the receiving Party without restriction prior to such disclosure; or

(5)	that is, at any time, developed by the receiving Party completely independently of any proprietary information of the disclosing Party.

E.	Neither Party shall be liable for the inadvertent or accidental disclosure of such information marked as proprietary if such disclosure occurs despite such Party having exercised reasonable efforts to preserve and safeguard such information.

F.	Neither Party shall be liable for the disclosure of proprietary information of the other Party’s pursuant to any legally enforceable requirement of any court or of the U.S. Government or any agency or department thereof.

G.	No license under any patents or copyrights is granted or implied by disclosing or conveying Data and Documentation or other information under this Contract.

H.	Any proprietary disclosure to either Party, if made orally or visually, shall be so identified at the time of disclosure and shall be promptly confirmed in writing by

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the disclosing Party and identified as proprietary information if the disclosing Party wishes to keep such information proprietary under this Contract.

I.	The obligations of this Article shall be effective with respect to particular information for a period of seven (7) years from the date of first disclosure of that particular information hereunder notwithstanding any prior termination or expiration of this Contract.

Article 11. Property Liability and Indemnification

Seller and Seller’s Suppliers, and the personnel of each, shall not be liable for any injury to (including death of) Buyer’s employees or third parties, or for any loss or damage to Buyer’s property or third parties’ property, the property of Buyer’s employees, or the property arising in connection with the performance of this Contract, including any tortious acts of Seller or Seller’s Suppliers. To the maximum extent permitted by law, Buyer shall hold harmless and indemnify Seller, Suppliers, and the personnel of each against any claim, liability, damage, loss, cost or, expense, including without limitation attorneys’ fees, arising out of any such injury, death, loss or damage.

Neither party shall be liable to the other for any special, consequential, incidental, or punitive damages arising in connection with the performance of, or the failure of, the Seller to perform this Contract.

Article 12. Limitation of Liability

In no event shall Seller be liable, whether in contract, tort, or otherwise, for special, punitive, incidental, indirect or consequential damages, including, without limitation, lost profits or revenues. In no event shall the Seller’s total liability under this Contract be greater than the contract price.

Article 13. Export Requirements

A.	This Contract is subject to all applicable United States of America laws and regulations. Buyer and Seller agree that all exchange of data and information and hardware pursuant to this Contract shall be in strict compliance with all laws, rules, and regulations of the United States regarding exportation and re-exportation of the commodities provided under this Contract including the United States Government.

B.	Buyer shall be responsible for obtaining any required authorizations such as an Export License, or any other required U.S. Government authorization. Seller shall not be liable for any delays, or refusals by the U.S. Government to approve the export of the requirements under this contract.

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C.	Any visitors entering the Varitek offices at 3700 Bay Area Boulevard shall either be a citizen of the United States or shall have a Green Card. (Added by Modification No. 3)

Article 14. Arbitration

A.	Any dispute or disagreement arising between the Parties in connection with the interpretation of any Article or provision of this Contract, or the compliance or non-compliance therewith, or the validity or enforceability thereof, or any other dispute related to this Contract which is not settled to the mutual satisfaction of the Parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either Party informs the other, in writing, that such dispute or disagreement exists, shall be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in effect on the date that such notice is given. Arbitration shall be held in Harris County, Texas and shall apply the substantive laws of the state of Texas, excluding its conflict of law provision.

B.	Either Party demanding arbitration of a controversy shall, in writing, specify the matter to be submitted to arbitration and, simultaneously, choose and nominate a competent individual to act as an arbitrator. Thereupon, within fifteen (15) days after receipt of such written notice, the other Party shall, in writing, choose and nominate a second competent arbitrator. The two arbitrators so chosen shall promptly meet and endeavor to resolve the question in dispute; and, if they agree upon such determination, the determination so made shall be reduced to writing and signed by both arbitrators.

If such two arbitrators fail to agree, they shall promptly select a third arbitrator, giving written notice to both Parties of their choice and fixing a time and place at which both Parties may appear and be heard with respect to the controversy at hand. In the event the two arbitrators fail to agree upon a third arbitrator within a period of seven (7) days, or if, for any other reason, there is a lapse in the naming of an arbitrator or arbitrators, or in the filling of a vacancy, or in the event of failure or refusal of any arbitrator(s) to attend to or fulfill his or their duties, then upon application by either Party to the controversy, an arbitrator or arbitrators shall be named by the American Arbitration Association.

C.	The arbitration award made shall be final and binding upon the Parties and judgment may be entered thereon, upon the application of either Party to any court having jurisdiction. The relief that may be awarded by the arbitrators under any arbitration arising from this Contract may not exceed actual compensatory damages. In no event may the arbitrators award special, incidental, consequential

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or punitive damages. Any relief awarded by the arbitrators shall be subject to the limitations of Article 13.

D.	Each Party shall bear the cost of preparing and presenting its case. The cost of arbitration, including the fees and expenses of the third arbitrator, will be shared equally by the Parties unless the award otherwise provides.

Article 15. Public Release of Information

A.	During the performance period of this Contract, neither Party, its affiliates, subcontractors, employees, agents, or consultants, shall release items of publicity of any kind, including without limitation news releases, articles, brochures, advertisements, prepared speeches, company reports or other information releases to the public related to this Contract, including without limitation the confirmation or denial of its negotiation, issuance, award or performance, without the other Party’s prior written consent, which consent shall not be unreasonably withheld.

B.	The seller is hereby given consent to use Buyer’s name, logotype, and a general description of the work performed for Buyer on the Seller’s web site and in Power Point presentations. The use will be for identifying the Buyer as a customer of the Seller.

Article 16. Warranty

A.	Except as expressly provided herein, LMSI disclaims all other warranties, express or implied, in fact or by operation of law or otherwise, contained in or derived from this agreements, any of the exhibits attached hereto, any other documents referenced herein, or in any other materials, presentation, or other documents of communications whether oral or written, including without limitation implied warranties of merchantability and fitness for a particular purpose.

Article 17. Miscellaneous Provisions

A.	Assignment – Neither Party shall assign or delegate this Contract or any of its rights, duties, or obligations hereunder to any other person without the prior express written approval of the other Party, which consent shall not be unreasonably withheld. Nothing contained in this Article shall restrict Seller from subcontracting work or procuring parts, materials, equipment or services in the ordinary course of performance of this Contract. This assignment restriction shall not apply in the event of assignment by Seller to any successor corporation, subsidiary or affiliate.

B.	Applicable Law – This Contract shall be interpreted and enforced in accordance with the laws of the State of Texas, U.S.A., excluding its conflict of laws

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provision. The United Nations Convention on the International Sale of Goods does not apply to this Contract.

C.	Contract Effectivity – The Effective Date of this Contract shall be the date on which the last of the following occurs:

1.	Buyer signs this Contract

2.	Seller signs this Contract

D.	Language – This Contract and all Data and Documentation, reports and other written materials, and all communications between the Parties pursuant to performance of this Contract, shall be in the English language.

E.	Units of Measure – Seller’s standard measurement units shall be used for drawings and technical documents supplied to either Party by the other pursuant to performance of this Contract.

F.	Enforcement of Remedies – Unless expressly stated to the contrary within a specific Article, all rights and remedies hereunder shall be cumulative and may be exercised singly or concurrently. Failure by either Party to enforce any of its rights under this Contract shall not be deemed a waiver of future enforcement of such rights or any other rights hereunder.

G.	Severability of Provisions – If any provision of this Contract is found to be invalid or unenforceable, it shall not affect any other provision of this Contract, and the invalid or unenforceable provision shall be replaced with a provision consistent with the original intent of the Parties.

H.	Surviving Articles – The following Articles shall survive the completion, expiration or termination of this Contract: Article 3, Taxes; Article 10, Disclosure and Use of Information by the Parties; Article 12, Limitation of Liability; Article 14, Arbitration; Article 17.B, Applicable Law.

I.	Correspondence – All correspondence, including notices, reports and Data and Documentation to be provided to Buyer or Seller under this Contract shall be sent to the appropriate point(s) of contact for Buyer or Seller as follows:

To Buyer:	To Seller:
Varitek Industries, Inc.	Lockheed Martin Services, Inc.
8748 Clay Road, Suite 308	901 Bay Area Boulevard PO Box 58487
Houston, Texas USA 77080	Houston, Texas USA 77258
Attention: Mr. Barth Loney	Attention: Ms. Barbara George
Phone: 713-690-9935	Phone: 281-218-2455
Fax: 713-934-8290	Fax: 281-218-2677
Email: bloney@varitekindustries.com	Email: barbara.george@lmco.com

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Either Party may change its designated point(s) of contact upon prior written notice to the other Party.

Article 18. Entire Agreement

This Contract constitutes the entire agreement between the Parties and supersedes all prior understandings, commitments, and representations with respect to the subject matter. It may not be amended, modified, or terminated (other than as specifically provided in the applicable Article hereof), and none of its provisions may be waived, except by a writing signed by a legally authorized representative of each of the Parties. The paragraph headings herein shall not be considered in interpreting the text of this Contract.

IN WITNESS WHEREOF, the Parties hereto have caused their legally authorized representatives to execute this Contract.

LOCKHEED MARTIN SERVICES, INC.	VARITEK INDUSTRIES, INC.

/s/ BARBARA A. GEORGE	/s/ RANDY S. BAYNE

Signature	Signature

Barbara A. George	Randy S. Bayne

Typed/Printed Name	Typed/Printed Name

Sr. Contract Administrator	Chairman & CEO

Title	Title

May 6, 2002	May 6, 2002

Date	Date

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Exhibit A – Statement of Work

(Changed by Modification No. 3)

A.	Introduction

This Statement of Work (SOW) defines the efforts to be performed by Seller in support of Buyer. The efforts under this SOW will provide a Varitek Operations Center software system and documentation, Varilink firmware package and documentation, the design required to allow production of Varilink hardware devices and documentation, software package for the device installer and documentation, a motherboard test stand, an assembled unit test stand, and a combination test stand. (Changed by Modification No. 1 and Modification No. 2)

B.	Task Definition

1.	Develop and deliver a Varilink System Phase 1 Project Plan. (Complete)

2.	Develop and deliver a Varitek Operations Center Project Implementation Plan. (Complete)

3.	Develop and deliver a Varilink Project Implementation Plan. (Complete)

4.	Develop and deliver Project Status Reports. (Complete)

5.	Conduct Project Status Reviews. (Complete)

6.	Develop and deliver a Project Completion Report. (Not Complete)

7.	Develop and deliver a Varilink Systems Requirements Document for the Varilink system including requirements for: the Varitek Operations Center, the Varilink device and all required data interfaces. (Complete)

8.	Develop and deliver a Varilink System Design Specification. (Complete)

9.	Develop and deliver prototype graphical user interfaces layouts. (Complete)

10.	Develop and deliver a Varitek Operations Center database schema. (Complete)

11.	Develop and deliver a Varitek Operations Center test bed architecture description. (Not Complete)

12.	Develop and deliver a pre-production Varilink PCB assembly documentation package. (Complete)

13.	Develop and deliver a pre-production Varilink final assembly documentation package. (Complete)

14.	Develop and deliver a production Varilink PCB assembly documentation package. (Complete)

15.	Develop and deliver a production Varilink final assembly documentation package. (Complete)

16.	Develop and deliver a Varilink Demonstration System Requirements Specification. (Complete)

17.	Develop and deliver a Varilink Demonstration system software package. (Complete)

18.	Develop and deliver a Varilink Demonstration system firmware package. (Complete)

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19.	Develop the software and firmware systems necessary to implement the design specification. (Complete)

20.	Develop and deliver a System Test Plan. (Complete)

21.	Develop and deliver a System Test Procedure. (Complete)

22.	Conduct a System Test Readiness Review. (Complete)

23.	Perform and obtain customer approval for System Acceptance Testing.

24.	Develop and deliver a System Test Report. (Not Complete)

25.	Develop and deliver an Installation Test Procedure. (Complete)

26.	Develop and deliver an Installation Test Report. (Not Complete)

27.	Develop and deliver Software Users Training material. (Complete)

28.	Develop and deliver software and firmware build procedures. (Complete)

29.	Develop and deliver software and firmware build procedures. (Complete)

30.	Perform System Installation Testing. (Not Complete)

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Exhibit B – Discrepancy Report Severity Definition

(Changed by Modification No. 3)

Severity Level	Description
Severity 1

A problem which has severe impact to the production application, business function, and/or service function. Code cannot be installed in production and testing cannot proceed. Examples are:

•      An error condition for which there is no viable work-a-round.

•      An error that cannot be corrected with a simple changes or simple manipulations. Testing will be suspended on the affected functionality until a resolution is found.

Severity 2

A problem which has a critical impact to the customer, member, application, business function, and/or service function. Examples are:

•      Incorrect member data.

•      An error that can be corrected with ad-hoc changes to scripts.

•      When a function is not working properly. Testing may be suspended until a resolution is found. Code cannot go into production without changes, but testing might be able to proceed; work-a-rounds may have to be activated.

Severity 3	A problem which has a minimal impact to the customer, member, application, business function, and/or service function. An example is incorrect report formatting.

Severity 4	A problem which has a minor impact to the customer, member, application, business function, and/or service function. An example is an error that is cosmetic or transparent.